SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 Form 8-K


             Current Report Pursuant to Section 13 or 15(d) of
                        The Securities Act of 1934


                  Date of Report:          March 14, 1997


                            INCSTAR Corporation
          (Exact name of registrant as specified in its charter)



     Minnesota                  1-9800                     41-1254731
(State of Incorporation)   (Commission File            (IRS Employer
                                     Number)           Identification No.)


1990 INDUSTRIAL BOULEVARD
STILLWATER, MINNESOTA                                         55082
(Address of principal executive offices)                    (Zip Code)



                              (612) 439 9710
            (Registrants telephone number, including area code)

ITEM 5.  OTHER EVENTS

INCSTAR Corporation announced on March 10, 1997 that it has signed a definitive agreement with American Standard Inc., a wholly owned subsidiary of American Standard Companies Inc., for the acquisition of INCSTAR in a one-step cash merger pursuant to which holders of INCSTAR Common Stock would receive $6.32 per share in cash. (See press release attached as Exhibit # 1)








                                Signatures



Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        INCSTAR Corporation
                                               (Registrant)







March 14, 1997                          By   /s/Thomas P. Maun

                                        Thomas P. Maun
                                        Chief Financial Officer

Exhibit # 1



                 INCSTAR CORPORATION ANNOUNCES DEFINITIVE
                      AGREEMENT REGARDING CASH MERGER

STILLWATER, MINNESOTA--MARCH 10, 1997: INCSTAR Corporation (Nasdaq: ISTR) today announced that it has signed a definitive agreement with American Standard Inc., a wholly owned subsidiary of American Standard Companies Inc. (NYSE: ASD), for the acquisition of INCSTAR in a one-step cash merger pursuant to which holders of INCSTAR Common Stock would receive $6.32 per share in cash. The parties had previously announced a memorandum of understanding on January 24, 1997, regarding the merger. The merger, which has been approved by a Special Committee of independent directors and the board of directors of INCSTAR, requires approval by a majority shareholder vote, satisfaction of customary closing conditions and receipt of regulatory approvals, including approval under the Hart-Scott-Rodino Act. The merger is also subject to the completion by American Standard of its agreement to acquire the European medical diagnostics business of Sorin Biomedica S.p.A., which was announced today by American Standard.

INCSTAR is a medical immunodiagnostics company engaged in the development, production and worldwide marketing of diagnostic tests. The Company focuses its resources in the areas of bone and mineral metabolism, endocrinology, and infectious and autoimmune diseases. INCSTAR markets more than 200 products globally, through its direct sales force in North America and internationally, through independent distributors and its affiliated company, Sorin Biomedica, S.p.A. Sorin Biomedica, which owns 52 percent of INCSTAR, is a medical technology company with businesses focused on the diagnostic, cardiovascular and hemodialysis segments of the international healthcare market. INCSTAR shares are traded on the Nasdaq National Market under the symbol ISTR.